June 30, 2001

Henry Fahman, Chairman & CEO
Providential Holdings, Inc.
8700 Warner Avenue, Suite 200
Fountain Valley, CA 92708

Dear Henry:

I hereby resign, effective June 30, 2001, from all positions with Providential Holdings, Inc., including Director and Corporate Strategist.

Thank you.

Very truly yours,

/s/ Nhi Trong Le
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Nhi Trong Le